THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
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
                                                        Three Months En Year Ended
                                                        March 31       December 31
Cash flows from operating activities:              1997         1996          1996
  Net income                                   $635,000     $638,000    $2,039,000
  Add (deduct) items not affecting cash
    Depreciation and amortization                29,000        4,000        67,000
    Deferred income taxes                       234,000      194,000       896,000
    Equity in earnings of First Indiana Corp   (871,000)  (1,012,000)   (3,002,000)
    Dividends received from First Indiana Cor   272,000      254,000     1,015,000
    Other, net                                                              15,000
    Changes in operating assets and liabilities:
      Trade accounts, notes, and other receiv    54,000      356,000     1,029,000
      Prepaid expenses                          (32,000)     (49,000)      (10,000)
      Accounts payable and accrued expenses     (30,000)    (263,000)     (473,000)
      Accrued income taxes                        2,000     (189,000)     (175,000)
                                               --------     --------      --------
Net cash provided(used)by operating activitie   293,000      (67,000)    1,401,000

Cash flows from investing activities:
  Purchase of property, plant and equipment      18,000                    (89,000)
  Payment for purchase of One Investment Corp                           (1,415,000)
  Decrease (increase) in notes receivable and
     other assets                               (18,000)      (4,000)       31,000
  Decrease (Increase) in short-term investments,
     at cost                                    (36,000)   2,484,000     2,470,000
                                               --------     --------      --------
Net cash provided (used) by investing activit   (36,000)   2,480,000       997,000

Cash flows from financing activities:
  Principal payments on long-term borrowings        ---   (2,500,000)   (2,500,000)
  Proceeds from reissue of treasury shares       98,000       53,000       109,000
  Purchase of treasury shares                   (42,000)     (21,000)     (237,000)
  Cash dividends paid                          (234,000)    (205,000)     (409,000)
                                               --------     --------      --------
Net cash used by financing activities          (178,000)  (2,673,000)   (3,037,000)

Increase (decrease) in cash and cash equivale    79,000     (260,000)     (639,000)

Cash and equivalents at beginning of period   1,060,000    1,699,000     1,699,000
                                               --------     --------      --------
Cash and cash equivalents at end of period   $1,139,000   $1,439,000    $1,060,000
                                             ==========   ==========    ==========

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See accompanying Notes to Consolidated Financial Statements.


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